Dear:

Re:  Performance Share Award

I am pleased to advise you that, on _______________, ____, the Compensation Committee of the Board of Directors granted you a Performance Share Award under the Company's amended and restated 1995 Incentive Stock Plan (the "1995 Plan") with a target of ____ shares.

Up to 150 percent of the target shares may be earned, depending on the total shareholder return ("TSR") of the Company during the three-year period commencing ________ and ending _________________, as compared with the TSR for the S&P Small Cap 600 Index. If the Thomas Industries TSR ranks in the 45th percentile in relation to the Small Cap Index, then 100 percent of your target shares will be earned. If the Thomas TSR ranks in the 85th percentile or greater, then 150 percent of your target shares will be earned. If the Thomas TSR ranks greater than the 45th percentile, but less than the 85th percentile, then the percentage of target shares that you will earn will be determined by multiplying 1 1/4 % of the target times each percentile in excess of 45 and adding that product to 100 percent of your target. For example, if the Thomas TSR ranks at the 65th percentile of the Small Cap Index, an award of 125 percent of the target would be earned [(20 x 1 1/4 %) + 100%]. If the Thomas TSR is below the 45th percentile of the Small Cap Index, no shares will be earned under the award. For these purposes, TSR shall be determined by adding the TSR at the end of each of the three performance years and dividing by three.

Dividend Equivalents

If the Company pays a dividend with respect to its common stock at any time during the three-year performance period, the number of target shares then credited to you will be increased by a number of shares equal to (a) the cash dividend you would have received had you actually owned the target shares then credited to you, divided by (b) the fair market value of a share of common stock on the dividend payment date.

Death, Disability, or Retirement

In the event of your death, disability, or retirement (at age 55 with at least 20 years of service) during the performance period, you or your beneficiary will receive, at the end of the performance period, the number of shares that would have been earned during the performance period multiplied by a fraction, the numerator of which is the number of days during the performance period prior to your death, disability, or retirement and the denominator of which is 1,095. In the event of any other termination of employment during the performance period, the performance share award shall be forfeited in its entirety.

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Stock Dividends or Splits

In the event of a stock dividend, stock split, or other transaction in which the Company changes the number of its shares of common stock during the performance period without new consideration to the Company, the number of target shares credited to you will be changed in proportion to the change in the Company's shares. The number of target shares credited to you may also be subject to other adjustments in accordance with Section 11 of the 1995 Plan in the event of an extraordinary dividend or other distribution or the occurrence of any other unusual or extraordinary corporate transaction involving the Company's Common Stock or assets, as set forth in Section 11 of the 1995 Plan.

Change in Control

If there is a change in control of the Company during the performance period, the performance goals established hereunder shall be deemed satisfied; and 100 percent of the target shares then credited to you will be delivered to you as soon as possible after the change in control. For these purposes and for purposes of distribution of deferred shares (see below), a "change in control" is defined in Exhibit A attached to this Award.

Merger or Consolidation

In the case of any merger, consolidation, or combination of the Company with or into another corporation, as defined in Section 10(c) of the 1995 Plan, other than a transaction that constitutes a change in control, the target shares credited to you will be converted into the Acquisition Consideration as defined in Section 10(c) of the 1995 Plan.

Election to Defer

You may elect to defer receipt of any shares earned during the performance period until the date of your retirement by delivering written notice of deferral to the Committee on or before ________________. The form of election is attached as Exhibit B. If you elect deferral, the shares earned during the performance period will be transferred into the Thomas Industries Inc. Deferred Share Trust, a rabbi trust with National City Bank as Trustee. The transfer of shares into the Trust will be made at the end of the performance period after approval is given by the Compensation Committee.

Cash dividends paid to the Trust will automatically be reinvested in Thomas stock through the Thomas Industries Dividend Reinvestment Plan. National City will maintain a separate sub- account within the Trust for each individual's deferred share balance. Quarterly statements will be issued to you providing details of account activity during the period.

The deferred shares will be delivered to you or your beneficiary in accordance with your election on Exhibit B. Taxable ordinary income will be recognized on the Trust distribution date equal to the number of shares received times the closing market value on that date. You will be required to pay federal, state, and local withholding taxes prior to distribution. These taxes may be paid either through the issuance of a check to the Trustee or by instructing the Trustee to sell the appropriate number of shares to cover withholding costs. The Trustee will issue a Form W-2 to you for the year payment is made, which will reflect your compensation and tax withholdings related to the share distribution.

                                       2

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Under the Internal Revenue Code, deferred compensation is subject to FICA tax in the year in which compensation is earned. As a result, FICA tax will be payable based on the market value of performance shares on the date approved by the Compensation Committee. FICA taxes will need to be withheld from your pay in that same year.

Beneficiary

You may designate from time to time the person or persons who will succeed to your rights hereunder in the event of your death. Such designation shall be in the form made available to you from time to time and will be effective only upon its filing with the Company's Secretary. In the absence of an effective designation, any earned shares will be delivered to your estate.

Unfunded Obligation

The Company's obligation with respect to this Award shall not be secured or funded in any manner, and any amounts payable or shares deliverable pursuant to the terms of this Award shall be paid or delivered from the general assets of the Company.

Non-Assignability

You will have no right to anticipate any payment or delivery to be made hereunder or to alienate, dispose of, or encumber any of your rights under this Award. The Company will not recognize any assignment or alienation of this Award, either in whole or in part; nor shall your interest hereunder be subject to attachment, garnishment, or execution following judgment or other legal process.

Governing Law

The validity and interpretation of this Award shall be determined in accordance with the laws of the State of Kentucky without regard to its conflict of law principles.

Please contact me if you have any questions with respect to this award.

Very truly yours,



Timothy C. Brown
Chairman, President and CEO

jms

Enc.

                                                                       Exhibit A
                                                                       ---------


         A change of control of the Company shall be deemed to occur upon the happening of any of the following:

          a. Any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding the Company, its affiliates, and any qualified or non-qualified plan maintained by the Company or its affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under such Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities unless the Board of Directors determines that such event does not constitute a change of control;

          b. During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by the Company's shareholders of each new director of the Company was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period;

          c. Shareholder approval of a combination of the Company (by merger, share exchange, consolidation, or otherwise) with another corporation and, as a result of such combination, less than 75 percent of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company; or

          d. The Company sells, leases, or otherwise transfers all or substantially all of its properties or assets to another person or entity.


         For purposes of accelerating the distribution of any deferred shares, a change in control must comply with the above definition and must also comply with guidance issued by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code.


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                                                                       Exhibit B
                                                                       ---------

                             PERFORMANCE SHARE AWARD
                                DEFERRAL ELECTION

I hereby elect to have the following portion of the performance shares earned by me during the three-year period ending ____________________, if any, deferred in accordance with the following terms:

     A.   Portion to be Deferred (Choose one)

               ________________ Percent or fraction of shares to be deferred; OR

               ________________ Number of shares deferred;

               Note that any shares not deferred will be delivered at the end of the performance period.

     B.   Manner of Delivery of Deferred Shares (Choose one)

               ________________ In a single delivery on the first business day pf the calendar year following the year of retirement; OR

               ________________ Number of annual installments (not more
                                than five) commencing on the first
                                business day of the calendar year
                                following the year of retirement and
                                continuing on each respective
                                anniversary of that date
               Notes:

               (1) "Retirement" is defined as your termination of employment from the Company at age 55 with at least 20 years of service. If you terminate employment prior to retirement for any other reason, your deferred shares will be paid to you as soon as possible after the six-month anniversary of your termination regardless of your election above (or, if you die during that six month period, as soon as possible after your death).

               (2) Distributions of deferred shares will be distributed immediately upon a change in control as defined in Exhibit A to the Agreement, provided such distribution is permitted by guidance issued by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code.

               (3) If, at your termination of employment or retirement, you are a "key employee" (as defined in the Internal Revenue
                      Code), the Internal Revenue Code requires that distributions be delayed until at least six months after your termination of employment. As a result, if you retire or terminate employment late in a given year (for example, in November or December), your deferred shares will not be distributed on the next first business day of the next calendar year, but instead will be distributed as soon as practicable after six months have elapsed from your termination of employment (or, if you die during that six month period, as soon as possible after your death).

I understand that my execution and delivery of this election will not in any way entitle me to any performance shares and that such shares will be earned only if the Company achieves the performance criteria established with respect to the performance share award.



-------------------------                    ---------------------------------
Date Signed                                  Signature




NOTE:      This election must be executed and delivered to the Chief Financial
            Officer of the Company on or before June 30, 2007.